Exhibit 99.1


                  Contact: Susan B. Railey
                  (301) 468-3120
                  Sharon Bramell                     FOR IMMEDIATE RELEASE
                  (301) 231-0351


                      AIM 85 DECLARES MONTHLY DISTRIBUTION
                          FOR JULY OF 87 CENTS PER UNIT

                 Includes Mortgage Proceeds of 86 Cents Per Unit


                           ---------------------------


     ROCKVILLE, MD, July 21, 2004 -- (AMEX/AII) The general partner of American Insured Mortgage Investors - Series 85, L.P. (AIM 85) today declared the monthly distribution for July 2004 in the amount of 87 cents per unit. Holders of record on July 31, 2004 will receive this amount as part of the third quarter distribution which will be paid on November 1, 2004.

The July distribution of 87 cents per unit includes the following:

o        1 cent per unit regular cash flow,
o 2 cents per unit mortgage proceeds due to the prepayment of the mortgage on Stafford Towers; and
o 84 cents per unit mortgage proceeds due to the sale of the GNMA security secured by the mortgage on Oak Forest Apartments II.

     As discussed above, on July 14, 2004, AIM 85, with the consent of the Partnership's advisor, sold the GNMA security with a current face amount of $10.1 million which was secured by the mortgage on Oak Forest Apartments II. AIM 85 received total gross proceeds of $10.6 million.

     Record dates for the AIM 85 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include the three amounts declared during the quarter.



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